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                                                                    EXHIBIT 99.6

                                TEJON RANCH CO.

                                    Common Shares
                      Initially Offered Pursuant to Rights
                         Distributed to Stockholders of
                                Tejon Ranch Co.

To Securities Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

   This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by Tejon
Ranch Co. (the "Company") of      shares of Common Stock, par value $.50 per
share (the "Common Stock"), of the Company, at a subscription price of $   per
share for each share of the Common Stock, pursuant to transferable subscription rights (the "Rights") initially distributed to holders of record of the Common Stock as of the close of business on December , 2000 (the "Record Date"). The Rights are described in the Prospectus and evidenced by a Subscription Warrant registered in your name or the name of your nominee.

   Each beneficial owner of shares of the Common Stock registered in your name or the name of your nominee is entitled to one Right for each share of the Common Stock owned by such beneficial owner. Each Right will entitle the
beneficial owner to subscribe for     share of Common Stock. All fractional
Rights will be rounded up to the nearest whole number. No fractional Rights or cash in lieu thereof will be issued or paid.

   We are asking you to contact your clients for whom you hold the Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Rights.

   Enclosed are copies of the following documents:

     1. The Prospectus;

     2. The "Instructions as to Use of Tejon Ranch Co. Subscription Warrant" (including Guidelines For Certification of Taxpayer Identification Number on Substitute Form W-9);

     3. A form of letter which may be sent to your clients for whose accounts you hold Common Stock registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Rights;

     4. A Notice of Guaranteed Delivery for Subscription Warrants issued by Tejon Ranch Co.;

     5. A return envelope addressed to ChaseMellon Shareholder Services, L.L.C., acting on behalf of Mellon Bank, N.A., the Subscription Agent; and

     6. A form of Nominee Holder Certifiction for nominee holders wishing to exercise the oversubscription privilege.

   Your prompt action is requested. The Rights will expire at 5:00 P.M., New
York City time, on January   , 2001 unless extended by the Company (the
"Expiration Date").

   To exercise the Rights, a properly completed and executed Subscription Warrants (unless the guaranteed delivery procedures are complied with) and payment in full for all Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus prior to 5:00 P.M., New York City time, on the Expiration Date.
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   Additional copies of the enclosed materials may be obtained from ChaseMellon
Shareholder Services, L.L.C. Their toll-free telephone number is (866) 293-
6625.

                                          Very truly yours,

                                          TEJON RANCH CO.

   NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF TEJON RANCH CO., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE COMMON STOCK ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.